Exhibit 4.5

APPENDIX 1

CNH Industrial N.V.

Directors’ Compensation Plan

Adopted by the Board of CNH Industrial N.V. on September 9, 2013

Approved by shareholders of CNH Industrial N.V. on September 9, 2013

This Directors’ Compensation Plan (the “Plan”) has been established by action of the CNH Industrial N.V. (the “Company”) Board of Directors (the “Board”) at their meeting of September 9, 2013, where the Board has resolved, that each member of the Board shall be eligible to receive compensation under the Plan provided that such director does not receive salary or other employment compensation from the Company or its subsidiaries or affiliates or from Fiat S.p.A. or its subsidiaries or affiliates in consideration for employment services provided to such entities and the Plan has been approved by a shareholders’ resolution of the Company on September 9, 2013. Such non-executive members of the Board, who shall be eligible to receive compensation under the Plan, are hereinafter referred to as the “Directors” and each of them individually as a “Director”.

1.	Purpose.

The purpose of the Plan is to provide for the terms and conditions pursuant to which the Directors (i) are paid their compensation (the annual retainer fee, any committee membership fee and any committee chair fee) (collectively, the “Fees”) in the amounts reflected on Appendix A, attached hereto, and (ii) elect each quarter to receive all or a portion of the Fees in the form of cash, and/or common shares of the Company (“Common Shares”), and/or options to purchase Common Shares (“Stock Options”).

2.	General Rules and Definitions.

(a)	Plan Year: means, for the first Plan Year, the period from the closing of the transactions contemplated by the Merger Agreement dated as of November 25, 2012 by and between the Company, Fiat Industrial S.p.A., Fiat Netherlands Holding N.V. and CNH Global N.V. (“Closing”) to the next Annual General Meeting of Shareholders (“AGM”) thereafter, and for subsequent Plan Years, the period beginning on the date of the AGM and ending on the day immediately prior to the AGM of the following year.

(b)	Plan Year Quarters: for any Plan Year, the first Plan Year Quarter shall begin on the first day of the Plan Year, and shall end on the 90th day of the Plan Year; the second Plan Year Quarter shall begin on the 91st day of the Plan Year, and shall end on the 180th day of the Plan Year; the third Plan Year Quarter shall begin on the 181st day of the Plan Year, and shall end on the 270th day of the Plan Year; and the fourth Plan Year Quarter shall begin on the 271st day of the Plan Year, and shall end on the last day of the Plan Year.

(c)	Value Date is the last trading day of each Plan Year Quarter, in which sales of Common Shares on the New York Stock Exchange are recorded during normal trading hours for such day.

(d)	Fair Market Value, as applied to each Common Share, is equal to the average of the highest and lowest sale price of a Common Share during normal trading hours on the New York Stock Exchange on the Value Date, as determined by the Committee in its sole discretion, or such other price as required by applicable law or regulation.

(e)	Proration For Partial Services: if the Director is not a member of the Board or of a committee or a committee chair during an entire Plan Year Quarter, the Fees payable with respect of such Plan Year Quarter shall be reduced on a pro rata basis to reflect the period of his or her actual service.

(f)	Fractional Shares: for any fractional Common Share to which a Director shall be entitled for any Plan Year Quarter, the Director shall receive a whole Common Share with respect to such fractional Common Share only if the fraction is .50 or greater.

(g)	Terms of Plan for US Directors: any Director who is a US Director shall be subject to the provisions set forth in Schedule 1 to the Plan, the United States Addendum. “US Director” means a Director who (i) is resident in, or a citizen or green card holder of the the United States of America during any Plan Year Quarter, (ii) is otherwise subject to US taxation during any calendar year, or (iii) becomes subject to US taxation prior to exercise of a Stock Option;

3.	Quarterly Election.

Each Director shall receive, thirty days prior to the end of each Plan Year Quarter, an election form, as set forth in Appendix B, attached hereto (“Election Form”), whereby the Director will elect the form of payment of one-fourth (1/4) of this Fees (“Quarterly Payment”) at his discretion, in any of the following options, totaling 100% of each Quarterly Payment:

(a)	in cash;

(b)	in Common Shares, with the number of Common Shares granted to the Director in respect of such election equal to the quotient of (A) divided by (B), where:

(A)	is the dollar amount of the Quarterly Payment elected by the Director to be paid in Common Shares; and

(B)	is the Fair Market Value.

(c)	in Stock Options, with the number of Stock Options granted to the Director in respect of such election equal to the quotient of (A) divided by (B), where:

(A)	is the product of the dollar amount of the Quarterly Payment elected by the Director to be paid in Stock Options, multiplied by four; and

(B)	is the Fair Market Value.

Each Director shall timely return the Election Form to the Secretary of the Company (the “Secretary”), so that the Quarterly Payment can be made to each Director effective as of the last trading day of each Plan Year Quarter (“Effective Date”).

4.	Terms and Conditions of Stock Options.

(a)	Stock Option Agreement: Each Stock Option shall be granted under the CNH Global N.V. Equity Incentive Plan, Fiat Industrial S.p.A. Long-Term Incentive Plan, CNH Industrial N.V. Equity Incentive Plan to be adopted by the Company or any successor plan thereto (the “Equity Plan”) and shall be evidenced by a written Stock Option Agreement which shall be executed by the Director and the Company, shall become effective on the Effective Date (“Grant Date”) and shall contain such terms and conditions as are consistent with this Plan and the Equity Plan.

(b)	Exercise Price: The exercise price of each Stock Option (the “Option Price”) shall be equal to the Fair Market Value of a Common Share on the Value Date.

(c)	Sale Restriction: Each Stock Option shall become exercisable immediately upon the Grant Date but Common Shares purchased upon exercise of a Stock Option may not be sold until at least six months after the Grant Date.

(d)	Term: Each Stock Option shall terminate upon the earlier of (i) ten years after the Grant Date; or (ii) six months after the date an individual ceases to be a Director for any reason.

(e)	Death of Director: In accordance with paragraph 4(d) above, the Director’s designated beneficiary or estate, if no beneficiary has been designated, may exercise any Stock Options within the six-month period following the death of the Director.

5.	Manner of Payment of Option Price.

The Option Price shall be paid in full at the time of the exercise of any Stock Option and may be paid in any of the following methods or combinations thereof:

(a)	in United States dollars, in cash, wire transfer, certified or bank check or personal check, payable to the order of the Company through its Broker (see Appendix C for contact details);

(b)	by delivering Common Shares to the Broker, such Common Shares:

(i)	having been acquired under the Plan and having been held for at least six months prior to the date of payment; and

(ii)	having an aggregate fair market value, determined as per paragraph 2(d) above, on the date of payment equal to the Option Price; or

(c)	in any other manner that the Committee shall approve, including without limitation any arrangement that the Committee may establish to enable Directors to simultaneously exercise Stock Options and sell the Common Shares acquired thereby and apply the proceeds to the payment of the Option Price therefor.

6.	Fees Payable in Common Shares.

All Fees payable in Common Shares pursuant to Section 3(b) of the Plan shall be granted under the Equity Plan and issued to the Director through the Company’s Broker in accordance with Appendix C. Any Common Shares subject to vesting conditions pursuant to a Director’s election on Appendix B shall be evidenced by a written award agreement which shall be executed by the Director and the Company (“Share Award Agreement”) and shall contain such terms and conditions as are consistent with this Plan and the Equity Plan.

7.	Plan Administration.

The Plan shall be administered by the Compensation Committee of the Board (“Committee”). The Committee or a subcommittee thereof (which hereinafter shall also be referred to as the Committee) shall have the authority (i) to exercise all of the powers granted to it under the Plan, (ii) to construe, interpret and implement the Plan, (iii) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules governing its own operations, (iv) to make all determinations necessary or advisable in administering the Plan, (v) to correct any defect, supply any omission and reconcile any inconsistency in the Plan, (vi) to amend the Plan to reflect changes in applicable law and (vii) to determine whether, to what extent and under what circumstances any Fees payable hereunder shall be paid in cash or Common Shares or deferred either automatically or at the election of the Director. The determination of the Committee on all matters relating to the Plan, any Fees, any Stock Option or any agreement evidencing a right to an award or payment under the Plan shall be final, binding and conclusive. To the extent a Director elects to receive payment of any Fees in Common Shares or the Committee determines that any Fee shall be paid in Common Shares, such Common Shares shall be issued under the Equity Plan.

Notwithstanding anything to the contrary contained herein, the Board may, in its sole discretion, at any time and from time to time, resolve to administer the Plan and shall have all of the authority and responsibility granted to the Committee herein.

8.	Transferability of Awards.

No Fees, Common Shares, or Stock Options payable or awarded hereunder shall be assignable, alienable, saleable or otherwise transferable other than by will or the laws of descent, except, in the case of Stock Options and Fees paid in Common Shares, as otherwise permitted under the Equity Plan.

9.	No Right of Continued Service.

Participation in the Plan does not give any Director the right to be retained as a director of the Company or any right or claim to any benefit under the Plan or the Equity Plan unless such right or claim has specifically accrued under the terms of the Plan or the Equity Plan.

10.	Governing Law.

The validity, construction and effect of the Plan, and any actions taken or relating to the Plan, shall be determined in accordance with the laws of the State of Delaware, U.S.A.

11.	Successors and Assigns.

The Plan shall be binding on all successors and assigns of a Director, including, without limitation, the estate of such director and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Director’s creditors.

12.	Rights as a Shareholder.

A Director shall have no rights as a shareholder of the Company with respect to Common Shares awarded under the Plan or subject to Stock Options awarded under the Plan until the Director becomes the holder of record of Common Shares.

13.	Amendment and Termination.

The Plan and Appendices attached hereto may be amended and/or terminated by action and resolution of the Board, to be ratified by the Shareholders of the Company to the extent required under applicable law.

14.	General Restrictions.

Notwithstanding any other provision of the Plan, the Company shall have no liability to deliver any Common Shares under the Plan unless such delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the United States Securities Act of 1933), and unless such Common Shares are authorized for listing on any securities exchange on which the Common Shares of the Company are listed. To the extent that the Plan provides for the issuance of Common Shares, the issuance may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange on which the Common Shares of the Company are listed.

Schedule 1: United States Addendum

This Schedule shall apply to all US Directors. Where a Director becomes a US Director after the beginning of a Plan Year, the Plan terms (including, but not limited to, the US Director’s election and the Company’s payment of cash, Common Shares or Stock Options in respect of the Fees) shall be administered in a manner consistent with this Schedule. Where there is any conflict between the Plan and this Schedule, the terms of this Schedule shall prevail.

Except as noted in this Schedule, the terms described in the Plan apply to Fees, Common Shares and Stock Options payable or awarded under this Schedule.

1.	Notwithstanding anything in Section 3 of the Plan to the contrary, where a Director is a US Director, all elections with respect to the timing and form of payment of the Fees shall be made in accordance with Section of the United States Internal Revenue Code of 1986, as amended (“Section 409A” and “Code,” respectively) and Section 457A of the Code (“Section 457A”), as applicable.

2.	The documentation provided for any Fees, Common Shares or Stock Options (or a US Director’s election thereof) payable or awarded under the Plan, shall, to the extent such award is subject to Section 409A or Section 457A, as applicable, include the scheduled payment/settlement dates for such award.

3.	To the extent that a Director who has been granted a Stock Option becomes subject to US taxation and such Stock Option is determined to have been granted with an Option Price less than “fair market value” on the Value Date as defined in US Treasury Regulation Section 1.409A-1(b)(5), the Stock Option shall be exercisable only in the first calendar year after the year in which the Director becomes a US Director in light of being subject to US taxation.

4.	Notwithstanding anything in the Plan to the contrary, if any provision of the Plan would, in the reasonable, good faith judgement of the Company, result in or likely result in the imposition on any US Director or any other person of any tax, interest or penalty under Section 409A or Section 457A, as applicable, the Company may reform the Plan or any provision thereof, without the consent of any such US Director, in the manner that the Company reasonably determines to be necessary or advisable to avoid the imposition of such tax, interest or penalty, provided, however, that any such reformation shall, to the maximum extent possible, retain the economic and tax benefits to the applicable US Directors hereunder while not materially increasing the cost to the Company of providing such benefits to such US Directors.

CNH Industrial N.V.	APPENDIX A

DIRECTORS’ COMPENSATION PLAN

DIRECTORS’ COMPENSATION

Each Director, unless employed by CNH Industrial N.V. or its subsidiaries or affiliates, or by Fiat S.p.A. or its subsidiaries or affiliates, will receive the following Fees in each Plan Year, beginning with the Plan Year Quarter that commences as of Closing:

• Annual Retainer Fee:	$125,000

• Committee Membership Fee (if also a member of any Board Committee)
Audit Committee:	$25,000
Corporate Governance and Compensation Committee	$20,000

• Committee Chair Fee (if also a Chair of any Board Committee)
Audit Committee	$35,000
Corporate Governance & Compensation Committee	$25,000

The Fees will be payable in arrears each Plan Year Quarter in cash, in Common Shares or in Stock Options, as per the quarterly election made by each Director pursuant to the Election Form set forth on Appendix B.

CNH Industrial N.V.
APPENDIX B

DIRECTORS’ COMPENSATION PLAN

ELECTION FORM

For the Plan Year [Quarter]:

1.	I hereby elect, subject to the terms and conditions of the CNH Industrial N.V. Directors’ Compensation Plan (“the Plan”) and applicable tax withholding requirements, to receive my Fees as follows:

A.	%	in cash

B.	%	in shares of common stock issued on a current basis

C.	%	in shares of common stock issued on a deferred basis, subject to the vesting schedule set forth below (“Restricted Common Shares”)

D.	%	in stock options

2.	I understand that by making an election under Section 1C of this Appendix B, the portion of my Fees delivered in the form of Restricted Common Shares will be subject to a vesting schedule pursuant to my election below. Further, I understand that my Restricted Common Shares are subject to a risk of forfeiture and will be forfeited if I am no longer a Director of the Company on the Vesting Date.

I acknowledge that I have read this Section 2 and I hereby I elect that the portion of my Fees delievered in the form of Restricted Common Shares shall vest as follows:1

€100% of my Restricted Common Shares shall vest on the 1st anniversary of the Grant Date (“Vesting Date”)

€100% of my Restricted Common Shares shall vest on the 2nd anniversary of the Grant Date (“Vesting Date”)

€100% of my Restricted Common Shares shall vest on the 3rd anniversary of the Grant Date (“Vesting Date”)

3.	I understand that all of my elections set forth on this Appendix B are irrevocable for the current Plan Year [Quarter] commenced on . For subsequent Plan Year[s] [Quarters], a new election shall be made, failing which, the last made election(s) shall continue to be valid until a new election is made.

[1]	Instruction to Directors: this Section 2 should only be completed if you have elected to have a portion of your Fees delivered in the form of Restricted Common Shares pursuant to 1C above.

CNH Industrial N.V.
APPENDIX B

Dated as of
Signature

CNH Industrial N.V.
APPENDIX C

DIRECTORS’ COMPENSATION PLAN BROKER

Fees payable in cash will be paid from a bank account of the Company. The Common Shares issuable under Stock Options and Fees payable in Common Shares will be issued through the Company’s Broker, whose contact details are as follows:

Morgan Stanley

800.609.3534 - Inside the U.S. (Toll Free)

312.419.3264 - Outside the U.S.

312-739-2834 - Fax

JanPaul Ferrer

Phone: 312-419-3535 Fax: 312-419-3515

Toll free: 800-621-2842 x 3535

Email: janpaul.ferrer@ms.com

Gallagher Group - General Administration Questions for Participants

Phone: 312-419-3264